 CONFIDENTIAL

Addendum #1

Date: Name: Title: Company Name: Company Address:	October 20, 2009 Greg Wujek President & CEO Phytomedical Technologies, Inc. 100 Overlook Drive, 2nd Floor Princeton, NJ 08540

Phytomedical Technologies, Inc ("Phytomedical") will contract and pay LATITUDE Pharmaceuticals, Inc. ("LATITUDE") to perform the following additional services that will be conducted under the terms and conditions of the Agreement (Contract # 20090624) that the parties executed on July 6, 2009.

Item	Description	Completion * 4 weeks	Fee $43,000
1

Screen up to twenty non-emulsion and or emulsion IV formulation templates containing co-solvent(s) or solubilizer(s) for drug solubility and stability. It will not contain Cremophor, Tween, DMSO, or Polysorbate 80, nor will it contain any co-solvent or solubilizer at a concentration exceeding what has been approved by the FDA in other IV drugs.

2

Develop one prototype IV formulation at 20-25 mg/mL D11 B based on data from Item 1. The prototype IV formulation will contain only FDA approved IV injectable ingredients and will be formulated for a high safety potential.

3	Demonstrate possibility of diluting the prototype IV formulation in a common diluent such as 5% dextrose solution for injection (D5W) for flexibility of dose adjustment.
4	Verify stability of the prototype IV formulation after a freeze-thaw treatment for long-term storage consideration.
5

Conduct a stability study of the prototype IV formulation for 3 months with 0, 2, 4 weeks, 2 months, 3 months pulls at three temperatures (i.e. 28, 25 and 40 deg C or -20, 2-8 and 25 deg C) to define storage/handling conditions and to provide a long-term stability prognosis.

6	Prepare one active and one placebo batch of the prototype IV formulation up to/batch. Perform release test, and provide a certification of analysis and use/storage instructions for each batch. Deliver the batches to Phytomedical for non-human use.	5 weeks	$6,000
7	Prepare a summary report to include components,	6 weeks	$2,000

6364 Ferris Square                                                                                                                     San Diego, CA 92121

phone: 858.546.0924                                         1                                           fax: 858.546.0958

CONFIDENTIAL

	composition, test methods and stability data of the prototype IV formulations.
8

Prepare one batch of the active prototype IV formulation at 3 liter batch size for GLP toxicology and preclinical studies for an FDA IND application and deliver them in vials with a Certificate of Analysis and Use/storage Instructions. Provide supporting documentation.    The product will be
sterilized by filtration but not tested for sterility.

		6-10 weeks or TBD	$9,800** (optional)
	TOTAL FEES		$51,000

*From the approval date of this Addendum #1
**We will have a better estimate of the effort and cost after developing the prototype IV formulation.

LATITUDE will require 2 grams of D11 B for this project.

The TOTAL FEES for Items 1-7 of the above services are $51,000

Payment Terms:

Phytomedical shall pay LATITUDE 40% ($20,400) of the TOTAL FEES to initiate this work and 40%($20,400) after shipment of the active and placebo formulations and 20% ($10,200) and the submission of the summary report to Phytomedical. The project is deemed completed when the final summary report is sent to Phytomedical.

Phytomedical shall also reimburse LATITUDE at cost plus a 10% handling fee for special raw materials and supplies purchased for this project. Phytomedical shall pay for costs associated with shipping and insuring (if requested) the formulated samples.

Agreed to and Accepted By Phytomedical Technologies, Inc.

/s/Greg Wujek

Title: President, CEO

Date:10-23-09

6364 Ferris Square                                                                                                                     San Diego, CA 92121

phone: 858.546.0924                                         2                                            fax: 858.546.0958